Exhibit 32

Officers’ Section 1350 Certifications

Each of the undersigned officers of Lennar Corporation, a Delaware corporation (the “Company”), hereby certifies that (i) the Company’s Quarterly Report on Form 10-Q for the three months ended February 28, 2007 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and (ii) the information contained in the Company’s Quarterly Report on Form 10-Q for the three months ended February 28, 2007 fairly presents, in all material respects, the financial condition and results of operations of the Company, at and for the periods indicated.

Date: April 9, 2007	/s/ Stuart A. Miller
	Name:	Stuart A. Miller
	Title:	President and Chief Executive Officer

Date: April 9, 2007	/s/ Bruce E. Gross
	Name:	Bruce E. Gross
	Title:	Vice President and Chief Financial Officer